Exhibit 4.46

Loan Contract

This Loan Contract (this “Contract”) is made on August 30, 2019 (the “Signing Date”) by and among:

(1)

Shanghai Anquying Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of China, with its registered address at 1304-C, No. 89, East Yunling Road, Putuo District, Shanghai (the “Borrower”);

(2)

Shanghai Mandra Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of China, with its registered address at 906, No. 3388 New Gonghe Road, Jing’an District, Shanghai (the “Lender”);

(3)	DONG Jun, a citizen of China whose ID No. is 530103197701042116 and domicile is at 507, Unit 4, Building 1#, No. 278 Xinying Road, Panlong District, Kunming City, Yunnan Province; and

(4)

Ganzhou Jimu Micro Finance Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of China, with its registered address at 502, Building B4, International Enterprise Center, Ganzhou Economic and Technological Development Zone, Ganzhou City, Jiangxi Province (“Ganzhou Micro Finance”, collectively with DONG Jun, the “Guarantors”)

(collectively, the “Parties”, and each, a “Party”).

WHEREAS:

(1)	In order to satisfy its capital requirements for business development, the Borrower wishes to borrow RMB100,000,000 from the Lender (the “Loan”);

(2)

In order to guarantee the repayment of the Loan by the Borrower according to the provisions hereof, the Borrower agrees to pledge 100% of the shares held by it in Ganzhou Micro Finance (corresponding to 100% of the registered capital of Ganzhou Micro Finance in the amount of RMB500,000,000) (the “Pledged Shares”) to the Lender, and the Guarantors agree to offer guarantee for the Borrower;

(3)	The Lender agrees to provide the Loan to the Borrower subject to the terms and conditions set forth herein.

NOW THEREFORE, the Parties enter into this Contract through friendly consultation, for mutual compliance.

Section 1 Loan

1.1

The Loan hereunder shall be provided in RMB and in the amount of RMB100,000,000. The term of the Loan shall commence from the date of remittance of the Loan and end on August 31, 2020 or such other date as the Borrower and the Lender may agree in writing (the “Term of Loan”).

1.2

The Lender shall remit the Loan hereunder to the following bank account designated by the Borrower on the Signing Date or the immediately following business day or within such other period as the Borrower and the Lender may agree in writing. The Borrower shall, on the date of receipt of the Loan from the Lender, issue a receipt in such form as set out in the Exhibit hereto to the Lender.

Account name: Shanghai Anquying Technology Co., Ltd.

Bank: China Merchants Bank Co., Ltd. Wanda Plaza Branch in Beijing

Account number: 121918519810103

1.3

The Borrower shall repay the principal of the Loan hereunder and the interest accrued at the rate of 8% per annum (simple interest ) in one lump sum on the expiry date of the Term of Loan (the “Fixed Due Date”) pursuant to the provisions hereof. In case of any Event of Default as defined herein, the Lender shall have the right to request the Borrower to immediately repay the Loan. In such case, the Borrower shall, within five (5) business days following the delivery of the relevant notice by the Lender (the “Prepayment Date”), repay the principal of the Loan hereunder and accrued interest in one lump sum. In case the Borrower only repays part of the principal of the Loan hereunder and accrued interest within five (5) business days after receiving such notice from the Lender, the amount received by the Lender shall be applied towards the payment of the interest first.

1.4

The Borrower shall repay the Loan and accrued interest on time. Any failure on the part of the Borrower to repay the principal of the Loan hereunder and accrued interest in full on the Repayment Date or the Fixed Due Date (whichever the earlier) shall constitute a default in repayment (each a “Default in Repayment”). In case the Borrower fails to pay any interest due, the Lender shall have the right to impose a penalty on the interest due and unpaid at the rate of 0.5‰ per day.

1.5

In case the Borrower commits a Default in Repayment and fails to agree with the Lender in writing on the extension of the Loan, the Borrower shall be deemed to have been in arrears with the repayment of the Loan, in which case the Lender shall have the right to charge interest on the overdue amount of the Loan at the rate of 0.5‰ per day (rather than 8% per annum under Section 1.3) from the Repayment Date or the Fixed Due Date (whichever the earlier) till the date of actual payment thereof.

Section 2 Repayment

2.1	Except with the prior written consent of the Lender, the Borrower must give three (3) business days’ written notice to the Lender if it intends to prepay all or part of the Loan or interest hereunder.

2.2	Except with the prior written consent of the Lender, the Loan and interest hereunder shall be repaid in RMB.

2.3	Unless otherwise requested by the Lender in writing, the Loan and interest hereunder shall be repaid to the following bank account:

Account name: Shanghai Mandra Technology Co., Ltd.

Bank: Industrial and Commercial Bank of China Shibei Industrial Park Branch in Zhabei District

Account number: 1001149909300106969

2.4	Notwithstanding any other provisions contained herein, the Loan and interest hereunder may be repaid (or prepaid) in such other manner that the Borrower and the Lender may agree in writing.

Section 3 Share Pledge and Guarantee

3.1

In order to guarantee the receipt by the Lender of the Loan and interest hereunder payable by the Borrower, the Borrower agrees to pledge the Pledged Shares held by it to the Lender (the “Share Pledge”). The relevant Parties shall enter into a share pledge agreement on the Signing Date hereof. The Borrower and Ganzhou Micro Finance hereby undertake to submit the relevant documents to the competent Micro Finance authority of Ganzhou (the “Regulatory Authority”) within five (5) days from the Signing Date, and the share pledge registration documents to the competent administration for industry and commerce within three (3) days after confirming that the Regulatory Authority has no objection thereto, and complete the registration of the Share Pledge and deliver the original notice of the registration of Pledged Shares to the Lender within thirty (30) days from the Signing Date.

3.2

In order to guarantee the receipt by the Lender of the Loan and interest hereunder payable by the Borrower, the Guarantors hereby irrevocably agree to jointly and severally offer guarantee for all debts, obligations and liabilities of the Borrower hereunder (the “Guarantee”). Except with the prior written consent of the Lender, the Guarantors’ liability for Guarantee shall not be released until the debts, obligations and liabilities of the Borrower hereunder have been fully discharged. The Guarantors’ liability for Guarantee hereunder shall in no way be relieved or waived as a result of any other guarantee offered by the Borrower or any third party in whatever form to the Lender. The Lender shall have the right to directly request the Guarantors to assume their liability for Guarantee without first lodging claims against the Borrower or any third party. If the Lender waives the security interest it may have in any other collateral or guarantor in connection with the Loan, the Guarantors shall continue to fully assume their liability for Guarantee hereunder.

3.3

The Share Pledge offered by the Borrower and the Guarantee offered by the Guarantors hereunder shall cover the principal of the Loan and accrued interest hereunder, damages, all costs and expenses (including legal expenses) in connection with this Contract, and the costs incurred by the Lender in enforcing its rights hereunder (including legal expenses), in each case, that may be payable by the Borrower hereunder.

3.4

In case the Borrower fails to pay any amount due or discharge any other obligation hereunder, the Lender may claim the repayment of the Loan and accrued interest from, and exercise other remedies available hereunder or under the applicable laws against, the Borrower and/or the Guarantors. In case the Borrower fails to discharge any debt, obligation or liability due hereunder, the Guarantors undertake to unconditionally discharge the same on behalf of the Borrower within twenty (20) days after receiving a written demand from the Lender. For the purpose of the preceding sentence, any document sent by the Lender stating any failure of the Borrower to discharge the debts, obligations or liabilities due hereunder may constitute a written demand requesting the Guarantors to pay the relevant amounts.

3.5

During the term of the Guarantee, if the Lender assigns its claims hereunder to any third party to the extent permissible herein, the Guarantors shall continue to assume their liability for Guarantee within the original scope of Guarantee.

Section 4 Representations and Warranties of the Borrower and the Guarantors

4.1

Each of the Borrower and the Guarantors hereby jointly and severally represents and warrants to the Lender that the representations and warranties set forth in this Section 4.1 are true, accurate and complete as of the Signing Date hereof and the date of remittance of the Loan:

(1)

each of the Borrower and Ganzhou Micro Finance is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, having all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted; each has full capacity and all requisite power and authority to enter into this Contract, exercise its rights hereunder and perform its obligations hereunder;

(2)

its execution of this Contract or performance of its obligations hereunder do not violate or conflict with its articles of association or other organizational documents (as applicable), any other agreement to which it is a party, or any law or regulation binding on it;

(3)

all necessary approvals, permits, consents, registrations, filings or any other procedures by, of or with any government authority or any third party that are required for the execution of this Contract have been duly obtained and completed and remain in full force and effect (except for those that are unable to be duly obtained due to the existing laws and regulations or any reason attributable to the competent government authorities);

(4)

there is no claim, action, litigation, proceedings, arbitration, complaint, charge or investigation pending or, to its best knowledge, threatened against it or any of its properties, or any reasonable basis therefor;

(5)	this Contract, when executed, will constitute binding obligations of it, enforceable against it in accordance with the terms hereof;

(6)	it has not been engaged or involved in any criminal activity;

(7)

the net assets of Ganzhou Micro Finance (after loss reserve and provisioning on the basis of risk classification of assets according to its internal audit guidelines) (the “Risk Adjusted Net Assets”) are not less than RMB 80 million, which are free from any mortgage, pledge or any other security or encumbrance, and in which the Risk Adjusted Net Assets in connection with the consumer finance installment products related to cooperation with China Telecom are not less than RMB 80 million;

(8)	Ganzhou Micro Finance legally holds qualifications and licenses for conducting micro finance business on the Internet (the “Online Micro Finance Licenses”), which remain in full force and effect; and

(9)

the representations, warranties and covenants made by the Borrower and the Guarantors herein and any written information provided by or for the Borrower and/or the Guarantors in connection with the transactions contemplated hereby do not contain any misstatement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading in any material respect in light of the circumstance under which they were made.

4.2

The Borrower and the Guarantors further represent, warrant and covenant to the Lender that the representations and warranties set forth above will remain true and accurate during the term of this Contract, taking into account the facts and circumstances then and subject to the applicable laws.

Section 5 Covenants of the Borrower and the Guarantors

The Borrower and the Guarantors hereby covenant to the Lender that prior to the repayment of principal of the Loan hereunder and accrued interest in full:

5.1	the Borrower and the Guarantors will comply with all laws and regulations relating to this Contract and strictly perform and abide by their duties and obligations;

5.2

the Risk Adjusted Net Assets of Ganzhou Micro Finance will not be less than RMB 80 million, which are free from any mortgage, pledge or any other security or encumbrance, and in which the Risk Adjusted Net Assets in connection with the consumer finance installment products related to cooperation with China Telecom are not less than RMB 80 million;

5.3

the Borrower and/or the Guarantors will promptly notify the Lender of the particulars of any material litigation, arbitration or administrative proceedings involving the Borrower and/or the Guarantors after the Borrower and/or the Guarantors become aware thereof, whether or not already formally instituted;

5.4

the Borrower will promptly notify the Lender in writing of the particulars of any Event of Default (as defined below) occurred hereunder or any other event that may affect the ability of the Borrower and/or the Guarantors to perform their obligations hereunder;

5.5

without the prior consent of the Lender, the Borrower and/or the Guarantors will not create any mortgage, pledge or other security in excess of RMB 1 million over the assets of the Borrower or the Guarantors, or transfer or otherwise dispose of any material assets of the Borrower and/or the Guarantors in excess of RMB1 million, except in the ordinary course of business;

5.6

without the prior consent of the Lender, the Borrower and/or the Guarantors will not provide to or obtain from any third party any loan in excess of RMB100,000 in any manner, or make any other similar credit arrangement, except cash receipts and payments with their affiliates that are within the ordinary course of business, deemed necessary by the Borrower in good faith and consistent with the past practice of the Borrower;

5.7

the Borrower and the Guarantors shall use their best endeavors to maintain the normal operation of the Borrower, and promptly notify the Lender of any event involving any material matter of the Borrower and/or the Guarantors;

5.8

the Borrower and the Guarantors warrant to the Lender that the Borrower will take all actions and execute all necessary documents that may be required by the Lender to enforce its rights hereunder, and provide the Lender with other information and documents that may be reasonably requested by the Lender;

5.9

Ganzhou Micro Finance will continue to exclusively hold the Online Micro Finance Licenses, has not mortgaged, pledged, sold or leased, and will not mortgage, pledge, sell or lease the Online Micro Finance Licenses to any third party in any manner, and will not permit the creation of any security or encumbrance over the Online Micro Finance Licenses; and

5.10

Ganzhou Micro Finance undertakes to: (i) within fourteen (14) days after the end of each month (the “Month”), provide the Lender the financial information and statements (including statement of income, balance sheet, statement of cash flows, statement of major operating information and other financial reports) of Ganzhou Micro Finance for the Month; and (ii) at the request of the Lender, arrange a meeting (including telephone conference) between its senior officers (including CFO) and the Lender every fourteen (14) days, to report and discuss its business portfolios (including consumer finance installment products) and the performance thereof.

Section 6 Event of Default

6.1	Each of the following shall constitute an event of default on the part of the Borrower and/or the Guarantors (as applicable) hereunder (each an “Event of Default”):

(1)	where any representation or warranty made by the Borrower or the Guarantors herein proves to be untrue, inaccurate or misleading in any material respect;

(2)

where there’s any claim, action, litigation, proceedings, arbitration, complaint, charge or investigation involving the Borrower or the Guarantors that will have a material adverse effect on the financial conditions of the Borrower or the Guarantors or the ability of the Borrower or the Guarantors to perform its or their obligations hereunder, or the Borrower or any of the Guarantors enters into dissolution, bankruptcy, insolvency, liquidation or any legal proceedings in connection therewith according to law;

(3)	where any Guarantor who is a natural person has died or lost all or part of civil or legal capacity, or is charged for a crime; or

(4)	where the Borrower fails to repay the Loan or interest that becomes due, or the Borrower or the Guarantors materially breach any covenant or other obligation hereunder.

6.2	Upon the occurrence of any Event of Default, the Lender shall have the right to take any action permitted by law, including without limitation the right to:

(1)

declare that the Loan becomes immediately due and payable, and request the Borrower to immediately repay all of the amounts due and unpaid hereunder, including without limitation the principal of the Loan hereunder and accrued interest; and

(2)	take any other action that the Lender may deem necessary or advisable to recover the principal of the Loan hereunder and accrued interest or to enforce its rights available hereunder.

6.3

At the request of the Lender, subject to the applicable laws and regulations, the Borrower and/or the Guarantors shall help the Lender obtain all necessary approvals or consents required by the Lender to enforce its rights hereunder.

Section 7 Effectiveness, Amendment and Rescission of Contract

7.1	This Contract shall take effect after being executed by the Parties hereto.

7.2	This Contract may only be amended or supplemented with the mutual written consent of the Parties. Any amendment or supplement to this Contract shall constitute an integral part hereof.

7.3

If this Contract ceases to be effective for any reason or is declared invalid or unenforceable by any competent court or authority, the Lender shall have the right to give written notice to the Borrower, requesting the Borrower to repay the principal of the Loan hereunder and accrued interest (if applicable), in which case the Borrower shall remit the principal of the Loan hereunder and accrued interest (if applicable) to the bank account of the Lender designated herein within five (5) business days after receiving such notice from the Lender.

Section 8 Governing Law and Dispute Resolution

8.1	This Contract shall be governed by the laws of the People’s Republic of China.

8.2

Any dispute or controversy arising out of or in connection with this Contract during the term hereof shall be settled by the Parties through friendly consultation in the first instance. In case no settlement can be reached, either Party may submit the dispute or controversy to Shanghai International Arbitration Center for settlement by arbitration in accordance with its arbitration rules then in effect. The place of arbitration shall be Shanghai. The arbitration award shall be final and binding on the Parties.

Section 9 Miscellaneous

9.1

The Borrower and the Guarantors shall not transfer their rights and obligations hereunder without the prior written consent of the Lender. The Lender may assign all or part of its rights and obligations hereunder to any designee at any time by written notice to the Borrower and the Guarantors, in which case, such assignee shall enjoy the rights and assume the obligations of the Lender hereunder, as if it were an original party hereto.

9.2

The Borrower shall be responsible for all costs and out-of-pocket expenses in connection with this Contract and the transactions contemplated hereby, including without limitation legal expenses, costs of production, stamp duties and any other taxes and expenses.

9.3

The Parties acknowledge and confirm that this Contract, the content hereof and any information, oral or written, exchanged among the Parties in connection with the preparation or performance of this Contract shall be deemed as confidential information. Each Party shall maintain the secrecy of all such confidential information and shall not disclosure any confidential information to any third party without the prior written consent of the other Party, except any information that: (a) is or becomes known to the public (not as a result of disclosure thereof by the Party receiving such confidential information to the public without authorization); (b) is required to be disclosed according to the applicable laws and regulations, rules of any stock exchange or any government or court order; or (c) needs to be disclosed to its shareholders, directors, employees or legal or financial advisors for purpose of the transactions contemplated hereby, provided that such shareholders, directors, employees or legal or financial advisors are bound by the obligation of confidentiality similar to that set forth in this Section 9.3. Any disclosure of confidential information by any shareholder, director, or employee of or any agent hired by a Party shall be deemed as a disclosure made by such Party, for which such Party shall be held liable for breach of this Contract.

9.4

Each provision of this Contract shall be severable. If any provision hereof is held invalid or unenforceable under applicable laws, such invalidity or unenforceability shall affect the validity of the remaining provisions hereof, and the Parties shall agree on a replacement provision in good faith, to effectuate the commercial intent of this Contract.

9.5

All notices and other communications required hereunder or in connection with this Contract shall be given to the respective addresses of the Parties set out below by: (a) personal delivery, registered mail (postage prepaid) or commercial delivery service; and (b) email, and shall be deemed effectively given: (i) if delivered in person, on the date they are received or left at the addresses set out below; (ii) if sent by express delivery or registered mail (postage prepaid), on the date they are received or rejected at the addresses set out below or returned for any reason; or (iii) if sent by email, on the date of successful transmission thereof (an email shall be deemed to have been successfully transmitted if the sender receives the information of successful transmission from the system or has not received the information from the system indicating that the email fails to be delivered or has been returned within 24 hours thereafter). For the avoidance of doubt, a notice shall be deemed effectively given only when the conditions set forth in (x) Clause (i) or (ii); and (y) Clause (iii) above have been satisfied.

The addresses of the Parties for purpose of notice are as follows:

The Borrower and the Guarantors:

Address: 9/F, Heng’an Plaza, No. 17 North Dongsanhuan Road, Chaoyang District, Beijing

Attention: WEI Wei

Telephone: [Redacted]

Email: william.wei@pintec.com

Address: 9/F, Heng’an Plaza, No. 17 North Dongsanhuan Road, Chaoyang District, Beijing

Attention: DONG Jun

Telephone: [Redacted]

Email: allen.dong@pintec.com

The Lender:

Address: 906, No. 3388 New Gonghe Road, Jing’an District, Shanghai

Attention: ZHANG Taiyong

Telephone: [Redacted]

Email: tzhang@nyber.com; nuyenkk@mandra.hk; chanfy@mandra.hk

Any Party may change its address for receiving notices hereunder by giving five (5) business days’ written notice to the other Party in such manner as set forth in this Section 9.5.

9.6

No failure or delay on the part of the Lender to exercise, or partial exercise by the Lender of, any right, power or remedy hereunder shall operate as a waiver of such right, power or remedy in whole or in part, or preclude further exercise thereof or exercise of any other right, power or remedy by the Lender. The illegality, invalidity or unenforceability of any provision hereunder under any law shall not affect the legality, validity or enforceability of such provision under any other law, or the legality, validity or enforceability of any other provision hereof.

9.7	This Contract shall be made in five (5) counterparts, one counterpart to be held by the Parties respectively with equal legal effect.

[The remainder of this page is intentionally left blank, with signature pages to the Loan Contract in the following]

[Signature Page of the Borrower and the Guarantors to the Loan Contract]

The Borrower:

Shanghai Anquying Technology Co., Ltd. (seal)

/s/ Shanghai Anquying Technology Co., Ltd.

By: /s/ CHEN Bingqian

Name: CHEN Bingqian

Title: Legal representative

The Guarantors:

DONG Jun

By: /s/ DONG Jun

Ganzhou Jimu Micro Finance Co., Ltd. (seal)

/s/Ganzhou Jimu Micro Finance Co., Ltd.

By: /s/ CHEN Bingqian

Name: CHEN Bingqian

Title: Legal representative

Exhibit to Loan Contract

[Signature Page of the Lender to the Loan Contract]

The Lender:

Shanghai Mandra Technology Co., Ltd. (seal)

/s/ Shanghai Mandra Technology Co., Ltd.

By: /s/ ZHANG Taiyong

Name: ZHANG Taiyong

Title: Legal representative

Exhibit to Loan Contract